Exhibit 99.1

December 15, 2009

Dear Fellow Shareholder:

From the Directors, Management and Staff, we wish you a Merry Christmas and a Happy New Year. We hope this letter finds you well during this Holiday Season.

We want to give you a brief update on the financial condition of your bank, and considering the economic environment the past year, we are pleased to report that to date we have weathered the storm pretty well. This is not to say that the recession has had no effect on the bank, but it has been reasonably limited in scope as you will see.

Total assets of the bank as of November 30, 2009 stood at $357.0 million which represents an increase of $14.5 million from a year ago. Earnings are down however from a year ago with unaudited after tax earnings through eleven months of $3.0 million compared to $4.1 million through eleven months in 2008. The decline in earnings is primarily attributed to a decline in the net interest margin and a significant increase in FDIC Insurance premiums. When compared to our peer banks however, earnings remain rather respectable.

Not knowing just how severe the recession would be, how long it would last and exactly what effect it would have on our bank, we entered the most severe recession of my career with a lot of liquidity. Liquidity and Capital are very important during times of economic decline. Having this excess liquidity on hand (with short term rates approaching zero) has had an adverse effect on our yield on earning assets. This coupled with soft loan demand resulted in a negative effect on our net interest income. The promising part of this story is that we do not believe interest rates can stay at these levels forever and when rates do move up, we will be in the position to take advantage of those rate increases.

If you recall, to preserve capital we did not increase the June 2009 dividend. However, with signs that the economy is improving slightly and knowing that we have come through the year in good condition, we are pleased to enclose your dividend check for the second half of 2009 representing $1.55 per share. Cash dividends for 2009 total $3.00 per share compared to $2.95 per share paid in 2008. After deduction for the enclosed dividend the book value of your stock has grown to $69.78.

As we close the year of the “Great Recession” we do so with optimism. Reports are that the recession has ended and if the country can avoid a double dip recession, and it should, we will be grateful to have so far avoided the fate that has hit many other banks. From everyone here at the Bank, we send your our sincere “Thank You” for you continued support and wish you a very “Happy Holiday Season”.

Sincerely,

Luther E. Proper, President